As filed with the Securities and Exchange Commission on May 6, 2015

Registration No. 333- _____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

UNDER THE SECURITIES ACT OF 1933

ZAGG INC

(Exact name of registrant as specified in its charter)

Nevada	20-2559624
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3855 South 500 West, Suite J

Salt Lake City, Utah 84115

(801) 263-0699

Address of Principal Executive Offices)

ZAGG Inc Employee Stock Purchase Plan

(Full Title of the Plan)

DJP Corporate Services Nevada

10785 West Twain Ave, Ste. 20

Las Vegas, NV 89135

(702) 870-6060

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Jeffrey M. Jones, Esq.

Durham Jones & Pinegar, P.C.

111 East Broadway, Ste. 900

Salt Lake City, UT 84111

(801) 415-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $.001 per share	100,000 shares	$8.81 (2)	$881,000	$102.37

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plan as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2)	This estimate is made pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $8.81, which is the average of the high and low prices for the Registrant’s common stock as reported on The NASDAQ Stock Market on April 29, 2015.

Proposed sales to take place as soon after the effective date of the Registration Statement as awards granted under the above-named plan are granted, exercised and/or distributed.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, ZAGG Inc is sometimes referred to as the “Company”, “Registrant” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 10, 2015.

(b)	The Company’s Current Report on Form 10-Q filed May 6, 2015.
(c)	The Company’s Current Report on Form 8-K filed March 20, 2015.
(d)	The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A12B, filed with the Commission on November 5, 2009, to register the Registrant’s common stock under the Securities Exchange Act of 1934, as amended, with any subsequent amendment or report filed with the Commission for the purpose of updating this description of the Registrant’s common stock.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 78.7502 of the Nevada Revised Statutes (“NRS”), the amended and restated articles of incorporation of the Registrant provide that the Registrant shall indemnify each and every officer and director to the fullest extent permitted by applicable state law. Consequently, the directors and officers of the Registrant generally will not be personally liable to the Registrant or the stockholders for monetary damages unless:

•	The director’s or officer’s act or failure to act constitutes a breach of his or her fiduciary duties as a director or officer, and his or her breach of those duties involves intentional misconduct, fraud or a knowing violation of law; or

•	The director or officer does not act in good faith and in a manner which he or she reasonably believes to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, the director or officer has reasonable cause to believe his or her conduct was unlawful.

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The Registrant’s second amended and restated bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent not prohibited by the NRS provided that the Registrant shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Registrant, or (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under the NRS. The rights accruing to any person under the provisions of the Registrant’s bylaws do not exclude any other right to which an officer or director may be entitled, including rights pursuant to the NRS, articles of incorporation, indemnification agreements, a vote of stockholders or disinterested directors, or otherwise.

In accordance with permissive provisions in the Registrant’s second amended and restated bylaws, we may maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index on page 5 is incorporated herein by reference as the list of exhibits required as part of this Registration Statement.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on May 6, 2015.

ZAGG INC

By:	/s/ Randall L. Hales
Randall L. Hales President, CEO, & Director (Principal Executive Officer)

Each person whose signature appears below hereby constitutes and appoints Cheryl Larabee, Randall L. Hales, and Brandon T. O’Brien jointly and severally, his or her attorney-in-fact, each with the full power of substitution, for him or her in any and all capacities, to sign this Registration Statement, and any amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randall L. Hales Randall L. Hales	President, CEO, & Director (Principal Executive Officer)	May 6, 2015

/s/ Brandon T. O’Brien Brandon T. O’Brien	Chief Financial Officer (Principal Accounting and Financial Officer)	May 6, 2015

/s/ Cheryl A. Larabee Cheryl A. Larabee	Director, Chairperson	May 6, 2015

/s/ Daniel R. Maurer Daniel R. Maurer	Director	May 6, 2015

/s/ E. Todd Heiner E. Todd Heiner	Director	May 6, 2015

/s/ Bradley J. Holiday Bradley J. Holiday	Director	May 6, 2015

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EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	ZAGG Inc Employee Stock Purchase Plan
23.1	Consent of KPMG LLP independent registered public accounting firm
24.1	Power of Attorney (see signature page)

The shares of common stock of the Registrant offered and sold pursuant to the Plan are to be purchased in open market transactions. In accordance with Item 8(a) of Form S-8, no opinion of counsel as to the legality of the securities has been provided because no original issuance have been, or are intended to be, issued by the Company under the Plan. In the event the Registrant elects to issue shares of common stock to the Plan in the future, the Registrant intends to file a post-effective amendment with an opinion of counsel regarding the legality of the shares of common stock that may be issued to the Plan by the Registrant.

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